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                                                                       EXHIBIT A

                 [LETTERHEAD OF BIOSOURCE INTERNATIONAL, INC.]


            COMPANY CONTACTS:   Anna M. Anderson, Chief Financial Officer
                                Aspasia Alexander, Investor Relations
                                805/987-0086, or <http:/www.biosource.com>

            PRESS CONTACT:      FS Communications
                                Matthew Schmidt
                                650/691-1488


                 BIOSOURCE INTERNATIONAL, INC. NAMES NEW CFO;
                  ALSO APPOINTS NEW EUROPEAN GENERAL MANAGER

 Amgen Executive Named As Chief Financial Officer To Replace Anna M. Anderson,
   Company Also Names New General Manager In Europe and Appoints Sales V.P.

     Camarillo, Calif. -- April 9, 1998 -- BioSource International, Inc. (Nasdaq: BIOI) today announced that Anna M. Anderson, chief financial officer and executive vice president, is leaving the company for personal reasons. The Company also announced that Larry A. May will join BioSource International, Inc. as executive vice president and chief financial officer on June 1, 1998.

     Mr. May is currently vice president and treasurer of Amgen, Inc. Ms. Anderson will serve as a consultant to the Company after her departure on June 30, 1998.

     "During her seven-year tenure at BioSource and its predecessor company, Anna Anderson made enormous contributions to our growth and success. We all are sad that she is leaving, but understand her wish to spend more time with her family," said James H. Chamberlain, chairman, president and chief executive officer of BioSource International. "We are also very fortunate to have her role filled by Larry May, who has been with Amgen throughout its 15-year growth from start-up to the world's largest biotechnology company."

     During his 15-year tenure at Amgen, Inc., Mr. May served as corporate controller, chief accounting officer and then treasurer. He assisted in building the company into a global corporation with annual revenue surpassing $2.2 billion, and was directly involved in the negotiation of business partnerships and strategic alliances, acquisition and implementation of computer and communications systems, and staff development. Mr. May began his professional career with Arthur Andersen & Co. in 1971.

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BIOSOURCE NAMES NEW CFO/2-2-2


     BioSource also announced that Jozef ("Jeff") Vangenechten, Ph.D. has been named general manager of BioSource Europe, S.A., effective on April 20, 1998. Edward Sapp, Jr., presently the general manager of the European subsidiary, will return to the United States and serve as vice president of sales for BioSource International, Inc.

     "The appointment of Jeff Vangenechten as General Manager in Europe, which allows us to bring Ed Sapp to the U.S. to run sales operations, is also an exciting move forward for BioSource," said Chamberlain. "Jeff is an accomplished scientist and manager, with more than two decades of experience in physiology, radiobiology and business consulting. Ed has done a great job running BioSource Europe since the company was established and now we can bring his skills to bear across the Company's sales operations."

     Mr. Vangenechten, a native of Belgium, spent the last decade as a business manager and consultant with SGS (Societe Generale de surveillance), an international group of companies working in environmental and life sciences fields that works with both private industry and government institutions throughout Europe. He received his Ph.D. in Physiology in 1980, and was employed as a researcher in the Department of Radiobiology of the Belgian Nuclear Energy Research Centre until 1988.

     Mr. Sapp was named General Manager of BioSource Europe, S.A. in June 1996. In a career spanning more than 30 years, he has held sales and management positions with Amersham Corporation, Lancer Diagnostic, Inc., ASOMA and other companies engaged in biomedical supply and medical diagnostics businesses.

     BioSource International, Inc. is a Camarillo, Calif., based supplier of immunological reagents and test kits used in biomedical research. The Company offers more than 1,700 products, including recombinant proteins, monoclonal antibodies and ELISA assay kits to a variety of antigens, and custom DNA segments (oligonucleotides). For the year ended December 31, 1997, the Company reported net income of $3,186,363 on revenue of $20,571,835.

     This News Release may contain forward-looking statements that involve risks and uncertainties, as described from time to time in reports filed by BioSource with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K.

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